                                                                     EXHIBIT 4.4
[FRONT OF CARD]

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN                           PNC BANK
ENROLLMENT CARD

To participate in PNC Bank Corp.'s Dividend Reinvestment and Stock Purchase Plan, complete and sign the reverse side of this enrollment form and return it in the enclosed envelope.

This will authorize PNC Bank Corp. to forward to Chemical Bank, as your agent, all or a portion of the dividends you receive on common and/or preferred stock to be invested together with any voluntary cash contributions you make from $50 up to $5,000 per month, to purchase additional shares of common stock. All investments and any voluntary cash contributions are made subject to the terms and conditions of the Plan as set forth in the accompanying prospectus.

This authorization and appointment are given by you with the understanding that you may terminate them at any time by so notifying Chemical Bank in writing, or by completing and returning the termination form contained within your quarterly dividend reinvestment statements.

[                    ]       If you would like to have your voluntary cash
                             contributions deducted automatically from your checking or savings account, enroll in the Plan and complete the AUTOMATIC MONTHLY CONTRIBUTIONS information.

                             To deposit your shares for safekeeping, check the appropriate box on the reverse side and return this card and your stock certificates via registered mail, return receipt requested.

                             Questions regarding PNC Bank's Dividend
                             Reinvestment and Stock Purchase Plan, Voluntary Cash Contributions and Safekeeping should be directed to the PNC Bank Hotline at 800 982-7652.

                             PLEASE READ CAREFULLY. THIS IS NOT A PROXY. RETURN THIS FORM ONLY IF YOU WISH TO PARTICIPATE IN THE PLAN.

[BACK OF CARD]

Please enroll me in the PNC Bank Corp. Dividend Reinvestment and Stock Purchase Plan in regards to my:

/ / Common Stock - or - / / Preferred Stock (Series           )

/ / FULL DIVIDEND REINVESTMENT. Apply the dividends on all shares of stock as indicated above and any voluntary cash contributions to the purchase of additional shares of common stock.

                                     - or -

/ / PARTIAL DIVIDEND REINVESTMENT. Apply the dividends on       shares of stock
    as indicated above and any voluntary cash contributions to the purchase of additional shares of common stock.

Date ________________________________________________________________________

Signature(s) ________________________________________________________________

_____________________________________________________________________________
       All joint owners must sign exactly as names appear on reverse side



VOLUNTARY CASH CONTRIBUTION. ENCLOSED $      (A voluntary cash contribution may
be made at the time of enrollment.)

/ / AUTOMATIC MONTHLY CONTRIBUTIONS. Withdraw $      ($50 to $5,000 per month)
    from my checking or savings account below on a monthly basis to purchase additional shares of common stock. (YOU MUST COMPLETE THIS SECTION AND RETURN FORM WITH A PERSONAL VOIDED CHECK. YOUR FINANCIAL INSTITUTION CAN PROVIDE YOU WITH THE FOLLOWING REQUIRED INFORMATION.)

Financial Institution Name: _________________________________________________

Branch Address: _____________________________________________________________

City, State, Zip: ___________________________________________________________

Type of Account: / / Checking / / Savings / / Other _________________________

Financial Institution RT/ABA Number: ________________________________________

Checking/Savings Account Number: ____________________________________________

/ / SAFEKEEPING. Deposit the enclosed     shares of stock for safekeeping.

(IF YOU ALREADY PARTICIPATE IN THE PLAN, IT IS NOT NECESSARY TO RE-ENROLL.)